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                                                                   EXHIBIT 10.32

PERSONAL AND CONFIDENTIAL

January 20, 2003

Mr. John Schulte
Consensus Pharmaceuticals
200 Boston Avenue
Medford, MA 02155

Dear John:

On behalf of the Board of Directors of The Spectranetics Corporation, I am very pleased to outline in this letter the compensation you will receive as President and Chief Executive Officer of the Company.

Your compensation will consist of:

         -     An annual base salary of $300,000

         - A bonus of 50% of your base salary upon achievement of 100% of performance goals as agreed upon by the Compensation Committee of the Board of Directors

         - You will be granted Non-Qualified options to purchase common stock of the Company as follows:

               1. 200,000 shares at fair market value strike price with four year vesting, not subject to market price trigger

               2. 150,000 shares at fair market value strike price with both four year vesting and a market value trigger of $8 per share

               3. 250,000 shares at fair market value strike price with four year vesting and a market value trigger of $10 per share

Stock options subject to market value triggers and eligible to vest on the basis of time vesting will vest if the stated market value is achieved on a sustained basis. Upon a change of control of the Company approved by the Board of Directors vesting will accelerate upon achievement of market value triggers.

A sign-on bonus of $30,000 will be paid upon joining the Company.

The Company will pay reasonable temporary living expenses for three months; following which you will be responsible for all housing and personal travel expenses.

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The Company will pay reasonable out-of-pocket expenses for your physical relocation to Colorado.

In the event of your termination by the Company without cause, you will receive one year's base salary continuation and medical benefits as severance. These payments will be subject to mitigation.

In the event of a change of control approved by the Board of Directors that results in a material change in your responsibilities, you will receive one year's base salary continuation, one year's bonus and medical benefits as severance. These payments will be subject to mitigation.

If these terms are acceptable to you, please let me know at your earliest convenience.

The Board is extremely pleased that you will be leading this Company which is poised for significant growth. John, I am personally very excited about your becoming Spectranetics new CEO and look forward to great success.

Sincerely,

Emile J. Geisenheimer
Chairman
The Spectranetics Corporation

/s/ John Schulte                                 January 20, 2003
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ACCEPTED:                                        DATE
JOHN SCHULTE